Contact: Jack O'Connell (Corporate Communications), 954/524-4200, x224


               HVIDE MARINE ELECTS NEW CHAIRMAN, PRESIDENT AND CEO


Fort Lauderdale, FL, June 2, 1999 - Hvide Marine Incorporated (Nasdaq: HMAR) today announced the election of Jean Fitzgerald as Chairman, President and Chief Executive Officer. Mr. Fitzgerald replaces J. Erik Hvide, who is stepping down from these positions for personal reasons but will remain a member of the Company's Board of Directors. The election of Mr. Fitzgerald is effective immediately.

     "We salute Erik Hvide for his vision and leadership in building the Company into a worldwide leader in marine support and transportation services," commented Mr. Fitzgerald, "and we will continue to benefit from Erik's experience through his service on the Board. "

     Mr. Fitzgerald, 73, has been a director of the Company since 1994 and is widely known within the maritime industry. A former Commissioner and Chairman of the Port Everglades Authority, Mr. Fitzgerald retired from the U. S. Navy in
1974 in the rank of Captain, having commanded major fleet units at sea and served in the offices of the Chief of Naval Operations and the Secretary of Defense. He subsequently served as President of Tracor Marine and as a co-founder and President of American Tank Testing Service, Inc. In 1982 and 1983, he was Hvide's Vice President of Governmental Affairs.

     Mr. Hvide, 50, steps down from active duty after 29 years of service with the Company, which was founded by his father, Hans J. Hvide, in 1958. Under his leadership, the Company grew from a small family-owned operation into a leading international provider of marine support and transportation services with revenues of over $400 million in 1998. Mr. Hvide played a key role in taking the Company public in 1996 and is a noted innovator in vessel design, having patented the CATUG(R) catamaran-and-tug combination and the recently introduced Ship Docking Module (SDM(TM)), a revolutionary tractor-tug design.

     With a fleet of 284 vessels, Hvide Marine (pronounced "VEE-dah") is one of the world's leading providers of marine support and transportation services, primarily to the energy and chemical industries. Visit Hvide on the Web at www.hvide.com.

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